EXHIBIT 99.01
CAUTIONARY STATEMENTS FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     The Private Securities Litigation Reform Act of 1995 provides public companies with a “safe harbor” from liability for forward-looking statements if those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those contained in the forward-looking statements. The Company hereby identifies the following important factors which could cause the Company’s actual results to differ materially from those contained in any forward-looking statements made by the Company from time to time in any report, proxy statement, registration statement, or other written communication or in oral forward-looking statements made from time to time by the Company’s officers, directors, employees, or agents.
     THE COMPANY HAS A DEPENDENCE ON A MAJOR CUSTOMER
     The Company depends on adequate royalty income from Novartis to fund continuing operations. Currently the Company has no other licensing arrangements in place. The Company was without an income stream as a result of Novartis making a voluntary product recall of the Company’s licensed products in June 2006. Subsequently, the Company has rejuvenated its revenue stream with the launch by Novartis of an adult vapor patch during the last half of 2007. Royalties resulting from the launch of the new adult vapor patch are uncertain because of the acceptance of the product in the market place, severity of the cough, cold, flu season, marketing efforts by Novartis, and other factors that Company is unable to control.
     PATENTS AND OTHER PROPRIETARY RIGHTS PROVIDE UNCERTAIN PROTECTION OF OUR PROPRIETARY INFORMATION AND OUR INABILITY TO PROTECT A PATENT OR OTHER PROPRIETARY RIGHT MAY ADVERSELY AFFECT OUR BUSINESS
     The patent position of companies engaged in the sale of products such as ours is uncertain and involves complex legal and factual questions. Issued patents can later be held invalid by the patent office issuing the patent or by a court. We cannot assure you that our patents will not be challenged, invalidated, or circumvented, or that the rights granted there under will provide us a competitive advantage. In addition, many other organizations are engaged in research and development of products similar to our therapeutic consumer products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by us. The Company has taken steps and incurred expenses to protect and evaluate its patent portfolio in an effort to verify and determine validity of the Company’s patent rights. The outcome of this evaluation is uncertain and could be challenged.
     We also rely on trade secrets and other unpatented proprietary information related to the manufacturing of our therapeutic consumer products. To the extent we rely on confidential information to maintain our competitive position, there can be no assurance that other parties will not independently develop the same or similar information.
     There has been substantial litigation regarding patent and other intellectual property rights in the consumer products industry. Litigation could result in substantial costs and a diversion of our effort, but may be necessary to enforce any patents issued to us, protect our trade secrets or know-how, defend against claimed infringement of the rights of others, or determine the scope and validity of the proprietary rights of others. We cannot assure you that third parties will not pursue litigation that could be costly to us. An adverse determination in any litigation could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business.
     WE HAVE A HISTORY OF LOSSES
     The Company incurred a net loss for 2007 and 2006, due primarily to receiving inadequate royalty income to cover operating expenses. Although we have generated differing levels of net income (losses) over the last few years, the Company has been unprofitable over the last three years because royalty and licensing fee income was not sufficient to cover operating expenses. We may incur future losses if royalty and licensing fee income is not sufficient to cover operating expenses.

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     IF LICENSEES OF OUR PATENTS DO NOT COMPLY WITH REGULATORY REQUIREMENTS WHEN MARKETING PRODUCTS WHICH RELY ON OUR PATENTS, OUR ROYALTIES COULD BE NEGATIVELY AFFECTED
     The research, development, manufacture, labeling, distribution, marketing, and advertising of products that are sold by licensees in reliance on our patents are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. Failure by such licensees to comply with regulatory requirements for marketing their products could subject them to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and suspensions and withdrawals of existing approvals. This in turn could decrease the revenues generated by such patent licensees and thereby decrease our royalty income.
     IF PRODUCTS RELYING ON OUR PATENTS ARE NO LONGER REGULATED AS OVER-THE-COUNTER PRODUCTS, OUR ROYALTIES COULD BE NEGATIVELY AFFECTED
     Currently, many of the therapeutic consumer products that are or could be sold in reliance on our patents are regulated as over-the-counter products. We cannot assure you that the FDA will continue to regulate these products as over-the-counter products. If the FDA changed its approach to regulating such therapeutic consumer products, the licensees would be faced with significant additional costs and may be unable to sell some or all of the products. Any such change could have a negative affect on the licensee’s revenues, which in turn could decrease our royalty income.
     WE HAVE LIMITED STAFFING
     Our success is dependent upon the efforts of the Board of Directors. The Company currently has one full time employee whose efforts are focused on the external reporting requirements of the Company and maintaining the day-to-day operations. Furthermore the Company is considered a small business issuer, as defined under the rules of the Securities and Exchange Commission (“SEC”). Current legislation related to the Sarbanes-Oxley Act of 2002 (“SOX”), has impacted the Company. Efforts to become compliant under the parameters of SOX have been and are expected to be costly to the Company despite the internal controls the Company has in place. If this key employee or members of the Board of Directors decide to depart from the Company, we could be adversely affected if suitable replacement personnel or directors are not quickly recruited. The current condition of the Company may make it difficult to retain and attract, if necessary, qualified personnel.
     THE PRICE OF OUR COMMON STOCK COULD BE HIGHLY VOLATILE DUE TO A NUMBER OF FACTORS
     The trading price of our common stock may fluctuate widely as a result of a number of factors, including:
-	trading of our common stock on the OTC Bulletin Board and fluctuations in price and volume due to investor speculation, internet message postings, and other factors that may not be tied to the financial performance by the Company;

-	performance of products sold and advertised by licensees in the marketplace;

-	regulatory developments in both the United States and foreign countries;

-	market perception and customer acceptance of products sold by licensees;

-	outcomes related to the Company’s efforts to protect its patent portfolio;

-	increased competition;

-	relationships with licensees;

-	economic and other external factors;

-	period-to-period fluctuations in financial results.

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